Exhibit 10.01

Dennis

On behalf of the Board of Directors of Intuit, we are delighted to offer you a position as a Board Member of Intuit, beginning February 19, the day following our earnings announcement. In addition to your normal board duties, your responsibilities will include that of the newly created position of Chairman of the Audit Committee and Intuit’s Financial Expert.

Your compensation will include the following components:

Cash Compensation

o Annual Retainer	$30,000
o Committee Retainer	$15,000
o Chairman Audit Committee	$15,000

Equity

o New Hire Grant	45,000 shares
o Annual Grant	15,000 shares
o Committee Participation Grant	5,000 shares

You will be granted the following options under Intuit’s Director Stock Option Plan, a shareholder approved formula based option plan. You will be granted an option for 45,000 shares of Intuit stock on the date you are appointed a member of the Board of Directors. You will also be granted an option for 5,000 shares of Intuit stock on the date you are appointed the Chair of the Audit Committee. Your 45,000 share grant will vest over four years as to 25% of the shares on the first anniversary of the grant, then monthly as to 2.0833% of the shares. Your 5,000 share grant will vest over one year as to 8.333% per month.

On each anniversary of your appointment, you will be awarded an additional 15,000 shares for your service on the Board and an additional 5,000 shares for your service on the Audit Committee. The 15,000 share grant will vest over two years as to 50% of the shares on the first anniversary of the grant, then monthly as to 4.1666% of the shares. The 5,000 share grant will vest as to 8.33% per month.

Please note that you will be required to file Forms 3 and 4 with the Securities and Exchange Commission within 2 business days of you joining the Board to report the option grant to you.

We all look forward to working with you.

Bill Campbell
Chairman
Intuit

I accept the Intuit’s offer to join its Board of Directors and serve as the Chairman of the Audit Committee and the company’s Financial Expert.

Name (printed) Dennis D. Powell

Name (signature)	/s/ DENNIS D. POWELL

Today’s date 2/11/04